Exhibit 10.1

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (“Agreement”) is made and entered into on the 19th day of October, 2005, to be effective as of October 19, 2005, by and between FIRST SECURITY BANK OF LEXINGTON, INC., a Kentucky corporation, with its principal office and place of business located at 318 East Main Street, Lexington, Kentucky 40507 (the “Bank”), and DONALD R. SHANNON, an individual residing at 202 Windward Way, Nicholasville, Kentucky 40356 (the “Employee”).

RECITALS

Employee is employed by Bank in the position of Executive Vice President & Senior Lending Officer of the Bank. To provide an element of stability, the Bank desires to provide for the continuation of the Employee’s compensation and other benefits of employment in the event of a change in control of the Bank coupled with the Employee’s actual or constructive termination of employment. The Bank and the Employee mutually desire to enter into this Agreement in order to set forth the specific terms of the Employee’s severance arrangement in consideration of the Employee’s continued employment and general release; provided, however, nothing herein shall be construed as a contract of employment for a specific term and the Employee remains employed by the Bank “at will”.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants, agreements and undertakings of the parties hereinafter set forth, the Bank and the Employee do hereby agree as follows:

1.
Salary Continuation. If, within one (1) year after a Change in Control, as such term is defined in Section 3 of this Agreement, (i) Bank shall terminate Employee’s employment with Bank without Good Cause, or (ii) Employee shall voluntarily terminate such employment with Good Reason, the following provisions shall apply:

a.	Bank shall pay Employee an amount in a single lump sum equal to 1/12 of the Employee’s annualized base salary (at the rate most recently determined) times twelve (12).

b.	The amount described in paragraph 1.a. shall be paid no later than 30 days following the Employee’s termination of employment.

c.
Employee shall receive any and all benefits accrued under each and every benefit plan sponsored by Bank. Employee shall be fully vested in each and every retirement plan, including, but not limited to the Bank’s “401(k)” plan, sponsored by Bank. Employee shall be entitled to receive pay for each and every day of vacation accrued in the preceding year and carried over to his year of termination of employment that is not used as of the date of his termination of employment.

d.
Employee and his dependents shall continue to be covered by and participate in all health, dental, and life insurance plans or arrangements made available by Bank in which Employee or his dependents were participating immediately prior to the date of his termination as if he continued to be an employee of Bank for that period of time following his termination of employment that shall end on the first to occur of (i) the expiration of the twelve-month period following the Employee’s termination of employment, or (ii) the date such coverage is available for Employee and his dependents through a subsequent employer (the “Period of Coverage”). Employee and his dependents shall participate in such coverages on the same terms and conditions as active employees, including, contributing the same amount to participate in such coverages as is contributed by active employees. If participation in any one or more of such plans and arrangements is not possible under the terms thereof, Bank will provide substantially identical benefits to Employee and his dependents, provided, however, the Bank shall not be responsible to pay for such coverage to the extent the cost of providing such coverage shall exceed 120% of the Bank’s cost of providing like coverage to active employees. For purposes of the preceding sentence, the 120% shall be measured separately for each benefit provided outside the Bank’s plan. Employee’s and his dependents’ rights to continuation of coverage under any group health plan of the Bank pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“Code”) (“COBRA”) shall commence at the end of the Period of Coverage, and Employee shall participate in COBRA coverage on the same terms and conditions as any other qualified beneficiary, including payment of the full cost. The maximum length of any dependent’s coverage shall be determined by the qualifying event that immediately precedes the dependent’s commencement of continuation coverage, and any subsequent qualifying event.

e.
No payments to or with respect to Employee under this Agreement during the twelve (12) months following the Employee’s termination of employment shall be reduced by any amount Employee or his dependents, spouse or beneficiary may earn or receive from employment with another employer or from any other source.

2.	Term of Agreement. This Agreement shall terminate upon the later to occur of (i) the second anniversary of the effective date of the Agreement, or (ii) the first anniversary of a Change in Control.

3.	Change in Control Provisions.

a.
Except for 3.e.(ii)(B), “Company” shall mean, with respect to a particular transaction, one of the following: (i) the Bank; (ii) any entity that owns more than fifty percent (50%) of the total fair market value and total voting power of the Bank (“Majority Shareholder”); or (iii) any entity in a chain of entities in which each entity is a Majority Shareholder of the next entity in the chain, with one entity in the chain ultimately being a Majority Shareholder of the Bank. For purposes of 3.e.(ii)(B), the Company shall mean, of the entities listed in the immediately preceding sentence, only that entity that has no corporate Majority Shareholder.

b.
For purposes of this Section 3, “Person” shall mean (i) any person, or (ii) a group of more than one person where the surrounding circumstances demonstrate that the persons are acting as a group. Without limiting the generality of the foregoing, persons shall be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

c.	For the purposes of this Section 3, “Gross Fair Market Value” shall mean the value of an asset (or assets) determined without regard to any liabilities associated with the asset (or assets).

d.
For purposes of this Agreement, “Change in Control” shall be interpreted and applied in accordance with Code section 409A and any and all guidance issued, now or hereafter, with respect thereto by the United States Department of the Treasury. To the extent that the definition of Change in Control in this Agreement is more liberal than the definition set forth in any regulations proposed or finalized under Code section 409A or guidance in such after the date of this Agreement, such regulation or guidance shall control.

e.	For purposes of this Agreement, a “Change in Control” shall occur when:

(i)
There is a change in ownership in the Company. A “change in ownership” shall occur when a Person acquires ownership of more than fifty percent (50%) of the fair market value or voting power of the Company, provided: (A) the fifty percent (50%) ownership calculation takes into consideration stock previously held by the Person; (B) if a Person already owns more than fifty percent (50%) of the fair market value or voting power of the Company, the Person’s acquisition of more stock shall not trigger a change in ownership; and (C) a change in ownership shall not occur if there is no stock in the Company outstanding after the transaction that results in the transfer of stock; or

(ii)
There is a change in the effective control of the Company. A “change in effective control” shall occur when, within a twelve month period: (A) a Person who does not already own thirty-five percent (35%) of the Company acquires thirty-five percent (35%) or more of the total voting power of the Company; or (B) the majority of the Company’s directors are replaced, but only if the replacement is hostile—that is, the change in the majority is not endorsed by a majority of the corporate directors in place immediately prior to the replacement; or

(iii)
There is a transfer of a substantial portion of corporate assets. A “transfer of a substantial portion of corporate assets” occurs when a Person acquires, within a twelve-month period, Company assets having a Gross Fair Market Value equal to forty percent (40%) or more of the total Gross Fair Market Value of Company assets owned prior to such acquisition(s); provided, however, a transfer of a substantial portion of corporate assets does not occur if the Company transfers ownership of assets to (A) a Person who is a shareholder of the Company immediately prior to the asset transfer in exchange for or with respect to the shareholder’s stock; (B) an entity of which Company owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power; (C) a Person who owns fifty percent (50%) or more of the total value or voting power of the Company; or (D) an entity of which fifty percent (50%) or more of the total value or voting power is owned, directly or indirectly, by a Person who owns 50% or more of the total value or voting power of the Company. For purposes of this Section 3.e.(iii), except as otherwise provided, a Person’s status is determined immediately after the transfer of the assets.

4.	Definition of Good Cause. “Good Cause” shall mean:

a.	Employee’s conviction of any felony whatsoever or any other criminal violation involving dishonesty, fraud, or breach or trust;

b.	Employee’s willful engagement in any misconduct in the performance of his duty that materially injures Bank;

c.	Employee’s performance of any act which, if known to the customers or clients of Bank would materially and adversely impact on the business of Bank;

d.
Employee’s willful and substantial nonperformance of assigned duties; provided that such nonperformance has continued more than five (5) calendar days after Bank has given written notice of such nonperformance and of its intention to terminate Employee’s employment because of such nonperformance;

e.
Employee’s failure or refusal to follow the lawful instructions of the President and Chief Executive Officer of the Bank, if such failure or refusal continues for five (5) calendar days after the Bank delivers to Employee a written notice stating the instructions which Employee has failed or refused to follow;

f.
Inability of the Bank to secure a bond covering Employee or a directive to the Bank by any governmental regulatory agency to terminate Employee’s employment or remove Employee from his current position.

5.	Definition of Good Reason. “Good Reason” shall exist if, without Employee’s express written consent:

a.	Bank shall assign to Employee duties of a nonexecutive nature or for which Employee is not reasonably equipped by his skills and experience;

b.	Bank shall reduce the salary of Employee, or materially reduce the amount of paid vacation to which he is entitled, or his fringe benefits and perquisites;

c.
Bank shall require Employee to relocate his principal business office or his principal place of residence outside the Lexington, Kentucky Metropolitan Statistical Area (the “Area”) or assign Employee duties that would reasonably require such relocation;

d.
Bank shall require Employee, or assign duties to Employee which would reasonably require him, to spend more than fifteen (15) normal working days away from the Area during any consecutive twelve-month period;

e.
Bank shall fail to provide office facilities, secretarial services, and other administrative services to Employee which are substantially equivalent to the facilities and services provided to Employee immediately prior to the Change in Control; or

f.
Bank shall terminate bonus and benefit plans or arrangements, or reduce or limit Employee’s participation therein relative to the level of participation of other executives of similar rank, to such an extent as to materially reduce the aggregate value of Employee’s bonus compensation and benefits below their aggregate value as of the date immediately prior to the Change in Control.

6.	Employee’s Release.

a.
In consideration of the payments made herein, and not until all such payments are made, the sufficiency of which consideration is hereby acknowledged, Employee hereby releases and forever discharges the Bank, and its directors, affiliates, officers, agents and employees, from any and all causes of action or claims of any type that Employee might have from the beginning of the world through the date of Employee’s execution of this Agreement, arising or which could have arisen out of Employee’s employment relationship with the Bank, including but not limited to causes of action or claims of any type arising under the Age Discrimination In Employment Act of 1967, 29 USC §626 et seq. (“ADEA”), Title VII of the Civil Rights Act of 1964, 42 USC §2000e et seq. (“Title VII”), the Civil Rights Act of 1866, 42 USC §1981, the National Labor Relations Act, 29 USC §151 et seq., the Fair Labor Standards Act, 29 USC §201 et seq., the Americans With Disabilities Act, 42 USC §12101 et seq. (“ADA”), the Employee Retirement Income Security Act of 1974, 29 USC §1001 et seq., the Kentucky Human Rights Act, and any other Federal, state or local statute, law, ordinance, regulation or order that may give rise to any cause of action including, but not limited to, claims of age or sex discrimination or breach of contract and claims for back pay, earned or accrued vacation pay, bonus, earned commissions, damages and any other relief or remedy at law or at equity. Employee further covenants and agrees never to institute directly or indirectly or to participate in (unless otherwise required by law) any action or proceeding of any kind against the Bank, its directors, affiliates, officers, agents and employees, based on or related to his employment relationship with the Bank, including, but not limited to, an action asserting that the Bank discriminated against him on the basis of age or sex or an action asserting breach of contract, it being understood that there is no intent herein to interfere with the Equal Employment Opportunity Commission’s right to enforce Title VII, the ADA, or the ADEA.

b.
The Agreement is a full, complete and final settlement by Employee of any and all claims, actions, causes of action, damages or costs against the Bank resulting from or pertaining to Employee’s employment the Bank.

c.
The Agreement shall supersede and replace any and all prior written or oral agreements previously entered into between the Employee and the Bank and such prior agreements shall be null and void and of no consequence.

d.
Employee shall have up to twenty one (21) days from the date the Agreement is presented to Employee to sign the Agreement. If Employee signs the Agreement, Employee shall have seven (7) days from the date Employee signs the Agreement to revoke the Agreement. Employee shall not be entitled to any benefits contained herein until the seven (7) day revocation period has expired. This Agreement was presented to Employee on September 28, 2005.

e.
Except to the extent required to be disclosed by state or federal securities law, the Agreement and all its terms and provisions are strictly confidential and shall not be divulged or disclosed in any way to any person other than Employee’s spouse and legal counsel if Employee so desires, and Employee will protect the confidentiality of the Agreement in all regards. Should Employee choose to divulge the terms and conditions of the Agreement to Employee’s spouse or legal counsel, Employee shall ensure that they will be similarly bound to protect its confidentiality and that a breach of this paragraph by Employee’s spouse or legal counsel shall be considered a breach of this paragraph by Employee.

f.
Employee and the Bank have executed the Agreement voluntarily, with full knowledge of its significance. Both parties have had full opportunity to consult their respective legal counsel, as well as other persons of their choosing, before executing the Agreement. Employee acknowledges that he has carefully read the entire Agreement, that a copy of the Agreement was available to him prior to execution, that he knows and understands the provisions of the Agreement, and that he has signed the Agreement as his own free act and deed.

7.
Nondisclosure of Confidential Information. Employee shall not at any time or in any manner, directly or indirectly, use or disclose to any party any confidential information or proprietary data of Bank, or any of its affiliates, learned or obtained by Employee while an employee of Bank, except (i) as required by judicial or administrative process; (ii) after the confidential information has become generally available to the public through no breach of this Agreement by Employee; or (iii) with the prior written consent of Bank. In the event Employee violates this Section 7, and such violation is detrimental to the Bank, Bank shall be entitled to pursue all remedies at law or in equity in any action or proceeding to enforce this Section 7. For purposes of this Agreement, “confidential information” means material information of Bank, or its affiliates, disclosed to or known by Employee as a consequence of Employee’s employment with Bank and not generally known in the financial services industry, that directly relates to Bank’s business and that is detrimental to the Bank. Employee has carefully read and considered the provisions of this Section 7, and, having done so, agrees that the restriction set forth in this Section 7 is fair and reasonable and reasonably required for the protection of Bank’s interests.

8.
Compliance with FDIC Regulations. It is the intention of the parties that none of the payments to which Employee is entitled under this Agreement will constitute a “golden parachute payment” within the meaning of 12 USC Section 1828(k)(3) or implementing regulations of the FDIC, the payment of which is prohibited. Any payments made by Bank or any holding company of Bank to or for the benefit of Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder.

9.
Springing Rabbi Trust. Notwithstanding anything in this Agreement (or the Trust Agreement) to the contrary, upon a Change in Control, if Employee is a “key employee” (as defined in Code section 416(i)) and the Employee’s termination of employment is not involuntary, so that his payout (as described in Section 1.a. of this Agreement) is delayed as described in Section 18.e. of this Agreement, the Bank shall (i) establish a trust (if not already established) as described in subsection b. below, and (ii) maintain in the Trust an amount of money which is at all times at least equal to its obligations under this Agreement to Employee (as well as any other key employee with a similar agreement), by making sufficient contributions to the Trust, immediately upon such Change in Control in an amount equal to the Bank’s total liabilities to such Employee and all other key employees.

The obligation of the Bank to provide benefits pursuant to this Agreement shall be the sole unsecured promise of the Bank with respect to this Agreement. Notwithstanding the foregoing, prior to any Change in Control, the Bank may establish a trust, pursuant to a Trust Agreement, for the purpose of setting aside funds to provide for the payment of benefits under this Agreement. However, the assets of the Trust shall at all time remain subject to the claims of the general creditors of the Bank, and the Employee shall not have any claim or right with respect to the assets held in the Trust, except to the extent that the Employee is a general creditor of the Bank.

For purposes of this Section 9, the following words and phrases shall have the following meanings:

a.
Trust: The revocable grantor/rabbi trust established by the Bank for purposes of making payments under certain of the Bank’s nonqualified plans of deferred compensation. The Bank shall have the discretion to determine whether or not a Trust shall be established in connection with any agreement or nonqualified plan, including this Agreement; provided, however, in the event of a Change in Control, such discretion shall be removed from the Bank, and a Trust shall be established (if not already in existence) and fully funded in accordance with this Section 9.

b.
Trust Agreement: An agreement entered into between the Trustee and the Bank providing for trust services in connection with a grantor trust that may be established in connection with this Agreement. As of the effective date of this Agreement, the Trust Agreement is First Security Bancorp, Inc. Key Employee Trust, and as may be amended from time to time.

c.
Trustee: That corporate entity having trust powers that is appointed by the Bank prior to a Change in Control to perform trust services in connection with the Agreement, whose responsibilities shall be governed by the Agreement and by the Trust Agreement.

10.
Out-of-Pocket Expenses. Bank shall pay to Employee all out-of-pocket expenses, including attorneys’ fees, incurred by Employee in connection with the successful enforcement by Employee of this Agreement.

11.
Survival. This Agreement is not assignable; however, it shall be binding upon and shall inure to the benefits of the parties hereto and their respective personal representatives, heirs, successors and assigns.

12.	No Employment Contract. Nothing herein shall be construed as a contract of employment for a specific term and the Employee remains employed by the Bank “at will”.

13.	Applicable Law. This Agreement is entered into in, and shall be governed by and construed in accordance with the laws of, the Commonwealth of Kentucky.

14.
Severability. If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision, or portion hereof to other person or circumstances.

15.
Headings. The headings in this Agreement are inserted for reference and convenience only, are not to be considered in the construction of the provisions hereof, and shall not in any way limit the scope or modify the substance or context of any section hereof.

16.
Amendment. No modification, amendment or alteration of the terms of this Agreement shall be binding or effective unless the same be in writing, dated subsequent to the date hereof, and duly executed by or on behalf of both of the parties to this Agreement.

17.
Notices. Any notice required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail to the Employee or to the Chairman of the Board of the Bank, as the case may be, to the address of the Employee or of the Bank, as the case may be, at the address set forth in the introductory paragraph of this Agreement, or to such other address as either party hereto may from time to time specify to the other party by written notice given as herein provided. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally, or as of the date on which the name was properly deposited in a regularly maintained receptacle for deposit of United States Mail, postage and charges prepaid, if sent by registered or certified mail.

18.
Intent to Comply with American Jobs Creation Act. To the extent that this Agreement is considered a deferred compensation plan, as contemplated by Code section 409A, this Section 18 shall apply. To the extent necessary, and to the extent payments made hereunder are not “separation pay” that is exempt from coverage under Code section 409A, it is intended that this Agreement shall comply with Code section 409A and all provisions contained herein shall be read and construed to so comply.

a.	All deferrals of compensation with respect to Employee’s service performed after December 31, 2004, and as described in this Agreement, shall be governed by the terms of this Agreement.

b.
To the extent so required, any deferral election made by Employee or deemed to be made by Employee, with respect to compensation payable on services performed in a calendar year shall be made before the end of the preceding calendar year; provided, that in the case of performance based compensation, the deferral election may be made not later than 6 months before the end of the performance period. Employee shall be considered to have made all deferral elections under this Agreement in accordance with the preceding sentence, and shall not be permitted nor deemed to be permitted to modify any deferral election.

c.	Bank will not accept transfers under this Agreement from any other nonqualified deferred compensation plan in which Employee might participate.

d.
No rabbi trust that might be used to pay amounts due under this Agreement, nor the assets held by such trust, shall be located outside the United States. In addition, no such trust shall provide for the assets thereof to become restricted to the provision of benefits under the Agreement, or distributed to Employee, as a result of a change in the financial health or condition of the Bank. Nothing herein shall be construed to require the Bank or entitle Employee to have amounts due him under this Agreement paid from a rabbi trust.

e.
In the event that Employee is considered to be a key employee (as defined in §416(i) of the Code without regard to paragraph (5) thereof), distribution to Employee may not be made earlier than the date which is 6 months after Employee’s termination of employment. The preceding sentence shall not apply (i) to the extent that none of the stock of the Bank is publicly traded on an established securities market or otherwise, or (ii) the payments made under this Agreement are paid as the result of an involuntary termination of employment, provided that all such payments are paid no later than the December 31 of the second calendar year following the year of such Employee’s termination.

f.
The timing of any distributions pursuant to Employee’s deferral election, if any, shall not be accelerated. Notwithstanding anything contained in this Section 18, Employee shall not be permitted to alter the payment of his severance pay.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date, month and year first above written.

EMPLOYEE:

     /s/ Donald R. Shannon
                                                                    DONALD R. SHANNON

BANK:

BY:       /s/ R. Doughas Hutcherson

TITLE: President & Chief Executive Officer

ATTEST:

BY:     /s/ Cortney M. Rich

TITLE:     /s/ Credit Officer

30377886.3